Corporate Incentive Plan

The Corporate Incentive Plan encompasses employees at the corporate level of USEY for the portion of corporate work performed, i.e. excluding the time spent on development work.

The Plan is formula driven and awards based upon attainment of certain predetermined personal and Company goals. The individual goals will be determined by USEY's management, while the Compensation Committee will approve the annual corporate goals to be met.

Awards will be determined as a percentage of an individual's salary. A maximum cap will be established and can be exceeded only if the Company surpassed 100% of its earnings goal. An example of a bonus calculation will be as follows:

Employee salary        =   $100,000
Incentive Bonus %      =        $30%

GOALS:
75%      =        Company earnings goal $5 million (net after taxes)
25%      =        Employee goals (performance goals are established)

RESULTS:
Company earns $4 million            =       4 / 5 x 75% = 60%
Employee is deemed to have          =       90% x 25% = 22.5%
attained 90% of established goals

TOTAL ATTAINMENT  82.5% (60% + 22.5%)
Established incentive %    x 30%
Percent of time worked
on corporate work          x 60%
                                    14.9%
                                        X
Salary                              $100,000
Bonus                               $14,900



Awards under the program will vest over a 5 year period.